EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Mark Mizicko Tel : 415-278-7503 media_relations@gymboree.com

The Gymboree Corporation Announces Third Quarter 2008 Sales

San Francisco, Calif., November 6, 2008 - The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the thirteen-week period ended November 1, 2008, of $261.3 million, an increase of 6% compared to net sales from retail operations of $247.6 million for the third fiscal quarter of the prior year. Comparable store sales for the fiscal quarter decreased 2% compared to an 8% increase in comparable store sales for the third quarter of 2007.

For the third fiscal quarter, the Company continues to expect earnings to be in the range of $1.02 to $1.04 per diluted share.

Management Presentations

For more information about October business, please listen to The Gymboree Corporation’s sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, November 6 at 7:55 a.m. ET through Wednesday, November 12 at 11:59 p.m. PT.

The live broadcast of the discussion of third quarter 2008 financial results and expectations for the remainder of fiscal 2008 will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, November 19, 2008. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, November 26, 2008, at 800-642-1687, Passcode 32949127.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of November 1, 2008, the Company operated a total of 873 retail stores: 614 Gymboree® stores (585 in the United States and 29 in Canada), 112 Gymboree Outlet stores, 110 Janie and Jack® shops and 37 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com, and www.crazy8.com. The Company also offers directed parent-child developmental play programs at 597 franchised and Company-operated centers in the United States and 30 other countries.

Forward-Looking Statements

The foregoing financial information for the third fiscal quarter ended November 1, 2008, is unaudited and subject to quarter-end and year-end adjustment. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 2, 2008. These forward-looking statements reflect The Gymboree Corporation’s expectations as of November 1, 2008. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack and Crazy 8 are registered trademarks of The Gymboree Corporation.

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